Exhibit 99


                                  PRESS RELEASE

                                  JULY 24, 2001


                                             CONTACTS:
                                             Doug Murphy, Dental Resources, Inc.
                                             Tel: 1-800-328-1276




DENTAL RESOURCES, INC. ANNOUNCES REVERSE STOCK SPLIT

Minneapolis, July 24, 2001. Dental Resources, Inc., Delano, MN announced today that it effected a 2.35 reverse stock split effective as of July 23, 2001. Trading of the shares post-split began on July 24, 2001. Post-stock split, Dental's authorized capital consists of 8,510,638 shares of common stock, par value $.01 per share, of which approximately 811,940 shares (subject to adjustments for fractional shares due to the reverse stock split) are currently issued and outstanding. Dental's common stock is quoted on the Over-the-Counter Bulletin Board (OTCBB). As of July 24, 2001, Dental's ticker symbol changed to DTLL.

The reverse stock split was effected pursuant to a letter of intent, dated June 26, 2001, between Dental and Apollo Diamond, Inc. in connection with the anticipated merger of Apollo with and into Dental.

Dental is currently engaged in manufacturing and marketing dental related products to dentists, dental clinics, hospitals and dental laboratories. Dental was incorporated in Minnesota in 1976. It became a reporting company in 2000.

Apollo has developed proprietary technology to produce large, single crystals ("diamonds") in a controlled, semiconductor type environment. Apollo's products are highly pure single crystals that can be manufactured for both gemstones and advanced industrial purposes, in both insulating and semiconducting varieties. The shares of Apollo are privately held.